Exhibit 99.1

Press Release

Westborough Financial Services, Inc. Reports a 23% Increase in Earnings for Fiscal Year Ended September 30, 2004

WESTBOROUGH, Mass.--(BUSINESS WIRE)-November 16, 2004--Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported earnings per share (dilutive) for fiscal year ended September 30, 2004 of $0.76 on net income of $1.2 million, as compared to $0.62 per share (dilutive) on net income of $966 thousand for fiscal year ended September 30, 2003. For year ended September 30, 2004, net income increased by $225 thousand, or 23.3%, to $1.2 million, as compared to $966 thousand, for year ended September 30, 2003. The Company's return on average assets was 0.46% for year ended September 30, 2004 as compared to 0.38% for year ended September 30, 2003 and the Company's return on average stockholders' equity improved to 4.14% at September 30, 2004 as compared to 3.39% at September 30, 2003.

      For year ended September 30, 2004, net income increased by $225 thousand, or 23.3%, to $1.2 million, as compared to $966 thousand, for year ended September 30, 2003 primarily due to an increase in net interest income, customer service fees and gains on the sale of mortgages and securities available for sale, offset, to a lesser extent, by an increase in operating expenses and provision for loan losses. Net interest income increased by $330 thousand, or 4.0%, to $8.5 million for year ended September 30, 2004, as compared to $8.2 million for year ended September 30, 2003. While the average rate earned on interest-earning assets declined by 0.42%, to 4.76% for year ended September 30, 2004 from 5.18% for year ended September 30, 2003, the average cost of interest-bearing liabilities declined by 0.50%, to 1.44% for year ended September 30, 2004 from 1.94% for year ended September 30, 2003. The decline in the rates of interest earned on interest-earning assets primarily reflects a decline in market interest rates on loans and securities. The decline in rates of interest paid on interest-bearing liabilities was primarily the result of maturing certificates of deposits reinvested at lower rates and also an increase in the amount of low-cost borrowing from the Federal Home Loan Bank. The provision for loan losses increased by $70 thousand for year ended September 30, 2004 and primarily reflects the result of a $6 million net increase in commercial loans for year ended September 30, 2004 and the inherent risks associated with commercial lending. Income from customer service fees increased by $98 thousand, or 17.4%, to $661 thousand for year ended September 30, 2004 as compared to $563 thousand for year ended September 30, 2003, primarily due to the recognition of a non-refundable $71 thousand prepayment fee from the payment in full of a $2.6 million commercial loan and due to an increase in fee income from the sale of non-deposit investment products. Additionally, for year ended September 30, 2004, the Company sold $5.5 million of 30 year fixed-rate mortgage loans, with servicing retained by the Bank, and recognized a pre-tax gain on such sales of $100 thousand, as compared to a pre-tax gain of $33 thousand for year ended September 30, 2003. Also, for year ended September 30, 2004, the Company sold securities for a net gain on the sale of such securities of $159 thousand, as compared to a net gain of $121 thousand for year ended September 30, 2003. Security sales were incurred primarily to fund increased loan growth. For year ended September 30, 2004, operating expenses increased by $243 thousand, or 3.2%, to $7.9 million, from $7.6 million for year ended September 30, 2003. Salaries and employee benefits increased by $256 thousand, or 6.5%, to $4.2 million for year ended September 30, 2004, from $3.9 million for year ended September 30, 2003. The primary reasons for the increase were due to general increases in staff salaries and increased expenses relating to supplemental employee retirement plans, medical insurance and staff incentive compensation. As a result of a higher level of services provided, data processing expenses increased by $57 thousand, or 9.5%, to $660 thousand for year ended September 30, 2004 as compared to $603 thousand for year ended September 30, 2003. Occupancy and equipment expenses declined by $71 thousand, or 5.5%, to $1.2 million for year ended September 30, 2004 as compared to $1.3 million for year ended September 30, 2003 due primarily to a savings associated with the closing of the Shaw's Supermarket branch in April 2004 and a general decline in depreciation due to more in-use equipment being fully depreciated. Also, professional fees declined as a result of a decline in legal expenses. The provision for income taxes declined by $5 thousand, to $526 thousand for year ended September 30, 2004, resulting in an effective income tax rate of 30.6%, as compared to an effective income tax rate of 35.5% for year ended September 30, 2003. For year ended September 30, 2003 the Company recognized the income tax expense associated with filing amended tax returns with respect to dividend received deductions taken in prior years on serial trust preferred securities.

      The Company's total assets increased by $7.9 million, or 3.1%, to $264.0 million at September 30, 2004 from $256.1 million at September 30, 2003. While deposits declined by $4.2 million, or 1.9%, to $211.7 million from $215.9 million, Federal Home Loan Bank advances increased by $12.0 million, or 126.3%, to $21.5 million at September 30, 2004 from $9.5 million at September 30, 2003. The increase in advances was used primarily to fund deposit outflows and loan growth. During the year, some maturing certificates of deposit and saving account customers


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chose to withdraw their funds.  In response to those withdrawals, the
Company increased low-cost borrowing from the Federal Home Loan Bank. Alternatively, during the year, the Company experienced an increase in low-cost retail checking accounts and non-interest bearing personal and business checking accounts. Loans increased by $23.7 million, or 16.8%, to $165.3 million at September 30, 2004 from $141.6 million at September 30, 2003. Much of this loan growth was the result of a successful wholesale mortgage broker program and attractive retail and business loan products. Much of the loan growth occurred in fixed-rate 25 year bi-weekly loans and
various adjustable-rate retail and commercial loans.   Asset quality
remained strong, as non-performing assets declined to $121 thousand at September 30, 2004, compared to $634 thousand at September 30, 2003.

      Securities available for sale decreased by $14.6 million, or 16.7%, to $73.0 million, at September 30, 2004 as compared to $87.6 million at
September 30, 2003.   The majority of the proceeds from the sale and
maturity of securities available for sale were reinvested in the loan portfolio. The primary areas of decrease in securities available for sale were in the categories of federal agency obligations and federal agency mortgage-backed securities.

      Total stockholders' equity declined by $13 thousand, to $28.7 million at September 30, 2004 primarily as a result of a decline in the after-tax market value of securities available for sale. Accumulated other comprehensive after-tax income at September 30, 2004 was $159 thousand, as compared to $1.3 million at September 30, 2003. The Company's securities consist primarily of interest-rate sensitive securities, whose market value changes inversely with changes in market interest rates. Interest rates at September 30, 2004 were generally higher than rates at September 30, 2003 and, accordingly, the after-tax market value of securities available for sale declined. Deferred income tax benefits associated with this market value decline were approximately $615 thousand.

      Joseph F. MacDonough, President and CEO of the Company, commenting on the Company's performance remarked: "the board of directors was pleased with the trend of improved earnings over the last year. Coupled with continued growth in the loan portfolio, increase in fee income and focused expense management have helped position the Company to continue to grow in the future. As always, our success is due to the hard work and dedication of our professional staff throughout the Bank."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. During April 2004, the Bank closed its full-service branch in the Shaws' Supermarket located in the town of Shrewsbury and consolidated that operation into the newly expanded Maple Avenue, Shrewsbury branch. As a result, the Bank currently operates four full-service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


For further information contact:
John L. Casagrande
Senior Vice President and Treasurer
Westborough Financial Services, Inc.
100 East Main Street
Westborough, MA 01581
508-366-4111


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Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data
                                                               at
                                                         September 30,
                                                    ----------------------
                                                      2004          2003
                                                    --------      --------
Consolidated Balance Sheet Data ($ in thousands)

Total assets                                        $264,010      $256,122
Loans, net                                           165,288       141,557
Investment securities                                 75,001        88,840
Total deposits                                       211,710       215,898
Federal Home Loan Bank advances                       21,500         9,500
Stockholders' equity                                  28,705        28,718
Allowance for loan losses                                950           911
Non-accrual loans                                        121           634
Non-performing assets                                    121           634


Consolidated Statement of Income
                                                         Years Ended
                                                    ----------------------
($ in thousands, except per share data)             09/30/04      09/30/03
                                                    --------      --------

Total interest and dividend income                   $11,494       $12,083
Total interest expense                                 2,962         3,881
                                                     -------       -------
      Net interest income                              8,532         8,202
Provision for loan losses                                 70             0
                                                     -------       -------
      Net interest income, after provision for
       loan losses                                     8,462         8,202
                                                     -------       -------
Customer service fees                                    661           563
Gain on sales of securities available for
 sale, net                                               159           121
Gain on sales of mortgages, net                          100            33
Miscellaneous                                            191           191
                                                     -------       -------
      Total other income                               1,111           908
                                                     -------       -------
Total operating expenses                               7,856         7,613
                                                     -------       -------
Income before provision for income taxes               1,717         1,497
Provision for income taxes                               526           531
                                                     -------       -------
Net income                                           $ 1,191       $   966
                                                     =======       =======

Basic number of weighted average shares
 outstanding                                       1,541,927     1,530,003
Dilutive number of weighted average shares
 outstanding                                       1,562,284     1,548,849
Basic earnings per share                               $0.77         $0.63
Dilutive earnings per share                            $0.76         $0.62
Dividends declared per share                           $0.20         $0.20


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                                                         Years Ended
                                                    ----------------------
Performance Ratios:                                 09/30/04      09/30/03
                                                    --------      --------

Return on average assets                              0.46%         0.38%
Return on average stockholders' equity                4.14%         3.39%
Dividend payout ratio (1)                            26.23%        32.07%
Average stockholders' equity to average assets       11.10%        11.36%
Net interest rate spread (2)                          3.32%         3.24%
Net interest margin (3)                               3.53%         3.52%
Operating expenses as a percent of average assets     3.03%         3.03%
Average interest-earning assets to average
 interest-bearing liabilities                       117.19%       116.40%
Efficiency ratio (4)                                 83.72%        85.00%

(1) Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.

                                                             at
                                                        September 30,
                                                   -----------------------
Asset Quality Ratios:                                2004          2003
                                                     ----          ----

Non-performing loans as a percent of loans             0.07%         0.45%
Non-performing assets as a percent of total assets     0.05%         0.25%
Allowance for loan losses as a percent of total
 loans before the allowance for loan losses            0.57%         0.64%

Capital Ratio and other data:
Equity to assets at end of period                     10.87%        11.21%
Number of shares outstanding at end of period      1,589,574     1,586,174

Number of:
Full-service offices (1)                                   4             5
Full-time equivalent employees                            68            74

(1) The number of full service offices does not include our branch at the Willows. Shaw's Supermarket branch closed in 2004.


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